SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549


                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                     DPL INC.
              (Exact name of registrant as specified in its charter)


               Ohio                                    31-1163136
(State of incorporation or organization)  (I.R.S. Employer Identification No.)


       Courthouse Plaza S.W.
           Dayton, Ohio                                     45402
(Address of principal executive offices)                 (Zip Code)


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates: ________________ (if applicable).



     Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class           Name of each exchange on which
          to be so registered           each class is to be registered

     Preferred Share Purchase Rights       New York Stock Exchange



     Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)

Item 1.   Description of Registrant's Securities to be Registered.

     Item 1 is amended by adding the following three paragraphs and the attached exhibit:

     On December 2, 1997, the Board of Directors of DPL Inc. (the "Company") authorized the declaration of a three-for-two stock split (in the form of a stock dividend) of the Company's Common Shares payable on January 12, 1998 to shareholders of record on December 16, 1997.

     As a consequence of the stock dividend, certain computational adjustments under the Company's Shareholder Rights Plan which provides Preferred Share Purchase Rights (the "Rights") to holders of Common Shares are required by the Rights Agreement (the "Rights Agreement") dated as of December 3, 1991, between the Company and The First National Bank of Boston, as Rights Agent.

     Pursuant to the provisions of Section 11 of the Rights
Agreement, effective as of the close of business on January 12, 1998, the number of Rights associated with each Common Share shall thereafter be accompanied by four-ninths of a Right instead of two-thirds of a Right.

Item 2.   Exhibits.

     Certificate of Adjustment
                            SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   DPL INC.



Date: December 3, 1997             By:/s/Thomas M. Jenkins
                                      Thomas M. Jenkins
                                      Group Vice President
                                      and Treasurer

                    CERTIFICATE OF ADJUSTMENT


     Pursuant to the Rights Agreement (the "Rights Agreement") dated as of December 3, 1991, between DPL Inc. (the "Company") and The First National Bank of Boston, as Rights Agent, the Company hereby certifies that:

I.   Statement of Facts

     On December 2, 1997, the Company's Board of Directors authorized the declaration of a three-for-two stock split (in the form of a stock dividend) of the Company's Common Shares payable on January 12, 1998 to shareholders of record on December 16, 1997. Pursuant to the provisions of Section 11 of the Rights Agreement, an adjustment to the number of Rights associated with each Common Share has been effected as set forth below.

II.  Adjustment

     Effective as of the close of business on January 12, 1998, the number of Rights associated with each Common Share will be automatically adjusted so that each Common Share will thereafter be accompanied by four-ninths of a Right instead of two-thirds of a Right.

                                   DPL INC.



Date: December 3, 1997             By:/s/Thomas M. Jenkins
                                      Thomas M. Jenkins
                                      Group Vice President
                                      and Treasurer








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